## CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (this "Agreement"), dated as of December 30, 2021, is by and between Teton Advisors, Inc., a Delaware corporation ("Teton"), and Teton Advisors, LLC, a Delaware limited liability company ("Subsidiary").

## RECITALS

WHEREAS, Teton, as of the effective date of this Agreement (the "Effective Date"), is engaging in a certain advisory business (the "Business");

WHEREAS, Subsidiary is a wholly-owned subsidiary of Teton;

WHEREAS, Teton and Subsidiary desire to effect an internal reorganization of the Business as contemplated by this Agreement;

WHEREAS, subject to the terms and conditions of this Agreement, in a transaction intended to qualify as a "tax-free" transfer under section 351 of the Internal Revenue Code of 1986, as amended, Teton desires to irrevocably contribute, convey, assign, transfer and deliver, free and clear of all liens, claims, security interests, encumbrances or restrictions other than certain permitted encumbrances, all of Teton's right, title and interest in and to all Assets (as defined below), subject to certain assumed liabilities related to the Assets, to Subsidiary (the "Contribution");

## AGREEMENT

NOW, THEREFORE, in consideration of the premises, and the agreements hereinafter set forth, the parties hereto agree as follows.

## ARTICLE I
## CONTRIBUTIONS AND DISTRIBUTION

Section 1.1 **Recitals an Integral Part of Agreement**. The recitals set forth above are and for all purposes shall be interpreted as being an integral part of this Agreement, constituting acknowledgements and agreements by and among the parties hereto, and are incorporated in this Agreement by this reference.

Section 1.2 **Contribution of Assets.** Teton hereby contributes, conveys, assigns, transfers and delivers, free and clear of all liens, claims, security interests, encumbrances or restrictions, to Subsidiary as a contribution, and Subsidiary hereby accepts from Teton, all right, title and interest of Teton in and to all of Teton's advisory-related contracts and agreements ("Contracts") and rights thereunder (collectively, the "Assets").

Section 1.3 **Assumption.** Subsidiary hereby assumes and agrees to pay, perform or discharge, in accordance with their terms, all of the advisory-related liabilities, duties and obligations, as and when the same become due or are required to be paid, performed or discharged, incurred or arising with respect to the Assets (including in accordance with the requirements of the Contracts).

Section 1.4 **No Additional Consideration**. No consideration will be delivered to Teton or Subsidiary in connection with this Agreement.

Section 1.5 **Further Assurances.** From the date hereof, each party hereto shall execute and deliver or cause to be delivered such instruments and take such other actions as the other party hereto may reasonably require in order to carry out the intent of this Agreement. Each party hereto shall use its respective commercially reasonable efforts to take such other actions to ensure that, to the extent within such party's control or capability of influence, the transactions contemplated by this Agreement will be fully carried out.

## ARTICLE II
## MISCELLANEOUS

Section 2.1 **Choice of Law.** This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Delaware, as applied to agreements among Delaware residents entered into and wholly to be performed within the State of Delaware (without reference to any choice of law rules that would require the application of the laws of any other jurisdiction).

Section 2.2 **Severability.** If any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable, this Agreement shall be considered divisible and inoperative as to such provision to the extent it is deemed to be illegal, invalid or unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable there shall be added hereto automatically a provision as similar as possible to such illegal, invalid or unenforceable provision that is legal, valid and enforceable. Further, should any provision contained in this Agreement ever be reformed or rewritten by any judicial body of competent jurisdiction, such provision as so reformed or rewritten shall be binding upon all parties hereto.

Section 2.3 **Binding Effect.** This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 2.4 **Headings**. The subject headings of sections of this Agreement are included for purposes of convenience of reference only and shall not affect the construction or interpretation of any of its provisions.

Section 2.5 **Counterparts**. This Agreement may be executed in one or more counterparts via a facsimile copy or an e-mail of a PDF file containing a copy of the signature page of the person executing this Agreement, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date of first written.

TETON ADVISORS, INC.

By: [signature]
Name: PATRICK HUVANE
Title: Chief Financial Officer

TETON ADVISORS, LLC

By: [signature]
Name: PATRICK HUVANE
Title: Chief Financial Officer